Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of SS&C Technologies Holdings, Inc. our report dated February 24, 2015, except with respect to our opinion on the consolidated financial statements insofar as it relates to the guarantor and non-guarantor financial information within Note 18 as to which the date is April 8, 2016, relating to the financial statements of Advent Software Inc., which appears in SS&C Technologies Holdings, Inc.’s Current Report on Form 8-K dated April 8, 2016. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

April 8, 2016